Exhibit 99.1
For Immediate Release
Arcadia Resources Names Stephen Goldsmith to Board of Directors
Leading Harvard Academic, Former Indianapolis Mayor to Enhance Company’s
Governance
INDIANAPOLIS, Nov. 9, 2009 – Arcadia Resources, Inc. (NYSE Amex: KAD), a leading provider of innovative consumer health care services under the Arcadia HealthCareSM brand, has appointed Stephen Goldsmith to its Board of Directors. Goldsmith will replace Tres Lund who announced his resignation from the Board.
Goldsmith is the Daniel Paul Professor of Government and Director of Innovations in American Government Program at Harvard University’s Kennedy School of Government. He is also the Chairman of the Corporation for National and Community Service, the nation’s largest grant maker supporting the effectiveness of national and community services programs.
Previously, he served two terms as Mayor of Indianapolis, America’s 12th largest city, where he earned the reputation as one of the country’s leading municipal proponents of public-private partnerships, competition and privatization. As mayor, his efforts revitalized the Indianapolis public hospital system and its clinics, cut the city’s bureaucracy, eliminated counterproductive regulations and invested over $1 billion in infrastructure including a transformation of downtown Indianapolis that has been held as a national model. Mr. Goldsmith, the chief domestic policy advisor to President Bush in the 2000 campaign, is the author of numerous books and articles relating to public affairs and has received many awards recognizing his leadership and accomplishments in public life. He holds a J.D. degree from the University of Michigan and a bachelor’s from Wabash College in Indiana. His father and grandfather were pharmacists.
“Steve Goldsmith is a well-respected public figure both regionally and nationally, and we are delighted that he will bring his healthcare insight and world-class governance expertise to Arcadia’s Board,” said Marvin R. Richardson, president and CEO of Arcadia. “Steve will provide invaluable guidance to support Arcadia’s vision of keeping people at home and healthier longer.”
Richardson added, “I also want to thank Tres Lund for his leadership and experience as he was a critical part of Arcadia’s evolution as an emerging healthcare leader.”
Goldsmith replaces Tres Lund, who has served on the Board since 2007 as a result of the PrairieStone Pharmacy, LLC acquisition. Lund, Chairman and CEO of Lund Food Holdings, Inc., continues to be a major shareholder in Arcadia.
“I have appreciated the opportunity I was afforded on an advisory level to assist Arcadia in refining and strengthening its vision,” said Lund. “I am confident Arcadia is on the correct path for future growth and prosperity through a continued focus on all of its DailyMed offerings.”
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About Arcadia HealthCare
Arcadia HealthCare is a service mark of Arcadia Resources, Inc. (NYSE Amex: KAD), and is a leading provider of home care, medical staffing and pharmacy services under its proprietary DailyMed program. The Company, headquartered in Indianapolis, Indiana, has 72 locations in 21 states. Arcadia HealthCare’s comprehensive solutions and business strategies support the Company’s vision of “Keeping People at Home and Healthier Longer.”
DailyMed™ Pharmacy dispenses a monthly cycle of a patient’s prescriptions, over-the-counter medications and vitamins, and organizes them into pre-sorted packets clearly marked with the date and time the medications should be taken. In the dispensing process, a DailyMed pharmacist reviews each patient’s medication profile and utilizes state-of-the-art medication therapy management tools in order to improve the safety and efficacy of the medications being dispensed. A DailyMed pharmacist provides routine communication with the patient, the primary care physician, caregivers and payers in order to maximize the pharmaceutical care administered. The DailyMed program improves patient care and drug utilization while reducing drug and hospitalization costs for private and government payers.
Contact:
Matthew Middendorf
Chief Financial Officer
mmiddendorf@arcadiahealthcare.com
317-569-8234 x106